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                                                                   Exhibit 99(d)


                         CONSENT OF SMITH BARNEY INC.


We hereby consent to the use of our name in the Prospectus/Proxy Statement forming part of this Registration Statement on Form S-4 under the captions "SUMMARY-Opinion of Financial Advisor" and "THE MERGER TRANSACTION-Opinion of the Financial Advisor" and of the filing of our opinion as Attachment II to the Prospectus/Proxy Statement.

In so consenting, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.



                                        SMITH BARNEY INC.

                                        /s/ Smith Barney

New York, New York
March 10, 1995